SEPARATION AGREEMENT AND GENERAL RELEASE

BETWEEN

JAMES WHITNEY MAYHEW AND VOLT INFORMATION SERVICES, INC.

This Separation Agreement and General Release (“Agreement”) is between James Whitney Mayhew (“Executive”) and Volt Information Services, Inc. (the “Company”), collectively, the “Parties.”

Executive is currently employed as Volt’s Chief Financial Officer under a letter agreement dated December 23, 2012 (“Employment Agreement”).

Both Executive and the Company desire to resolve all matters, known or unknown, arising out of Executive’s employment and separation from the Company according to the terms, conditions and consideration included in this Agreement.

This Agreement is dated January 16, 2015.

Based on the above recitals, the Parties agree that the following terms will apply only if all conditions of this Agreement are met:

Article 1.     The Company’s Obligations

1.1           Separation Date.  The Company acknowledges that Executive provided adequate notice of his intent to resign his employment.  The Parties agree that Executive’s resignation from his position as Chief Financial Officer shall be effective on March 20, 2015, which shall be considered his “Separation Date.” As of the Separation Date, Executive shall resign from all officer, director or other positions with the Company, its subsidiaries and affiliates, and its benefit plans, and this Agreement shall evidence such resignation for all purposes.  The Company shall pay Executive’s salary through the Separation Date.

1.2           Reimbursement of Business Expenses.  Executive shall submit an expense report for any reimbursable business expenses no later than sixty (60) days after the Separation Date.  Such expenses will be paid in accordance with the Company’s expense reimbursement policy, but no later than thirty (30) days after submission in accordance with that policy.

1.3           Long-Term Incentive.  The Parties agree that Executive has earned and is entitled to payment of a Long-Term Incentive Award for Volt’s 2014 fiscal year in the amount of One Hundred Thirty-Three Thousand, Three Hundred and Thirty-Three Dollars ($133,333).  This Long-Term Incentive Agreement was established by the Company’s CEO and has been or will be approved by the Compensation Committee, as contemplated in Paragraph 4.4(e) of the Employment Agreement, prior to payment being made on or before February 15, 2015.

1.4           Consideration. In exchange for Executive’s signature on this Agreement, the Company agrees to provide the following consideration to Executive.

(a)           Separation Pay.  The Company agrees to pay the following Separation Pay, less all lawful and authorized deductions and withholding, in a lump sum via direct deposit on the first payroll date following the Separation Date.

(i)	the amount of Four Hundred Thousand Dollars ($400,000), which is equivalent to one (1) year of Executive’s current salary under the Employment Agreement;

(ii)	the amount of One Hundred Sixty-Six Thousand, Six Hundred and Sixty-Seven Dollars ($166,667), which is equivalent to five twelfths (5/12) of Executive’s Fiscal Year 2014 Bonus Target of $400,000; and

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(iii)	the amount of Four Hundred Thousand Dollars ($400,000), which represents the Long-Term Incentive payments due on October 15, 2015 and October 16, 2016.

(b)           Accelerated Vesting.  Under Paragraph 4.2 of the Employment Agreement, Executive was granted 30,000 shares of restricted Volt common stock as sign-on equity, subject to a vesting schedule set forth therein.  As of the Separation Date, Executive was vested in 20,000 shares.  The Company agrees to accelerate vesting of the remaining 10,000 shares of Executive’s Sign-On Equity so that those shares fully vest on the Separation Date.  To the extent necessary, the Company agrees to seek Board approval to effectuate such vesting.

(c)           COBRA Premiums.  The Company agrees to subsidize the costs for Executive and his dependents to continue coverage under the Company’s group health plans, including prescription drug, dental, vision and hospitalization benefits, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, 29 U.S.C. § § 1161-69 (“COBRA”), for the first six (6) months after the Separation Date, such that the amount of the premiums(s) Executive will pay for such continuation coverage will be the same amount Executive would pay if he were still employed.  The Company may elect to make a lump sum payment to Executive for the difference between the premiums so calculated and the full premiums for the COBRA benefits at the time of separation; in which case, Executive will pay the full premium for COBRA benefits for the duration of such COBRA coverage.  Payments made under this Paragraph 1.4(c) will be taxable pursuant to applicable laws and regulations.  Notwithstanding the foregoing, if the Company’s making payments would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties under the Patient Protection and Affordable Care Act (“PPACA”), the Parties agree to reform this paragraph in a manner as is necessary to comply with the PPACA.

(d)           Waiver of Restrictive Covenants.  The Company agrees to release Executive from the Restrictive Covenants set forth in Paragraph 9 of his Employment Agreement.

(e)           Legal Fees.  The Company agrees to reimburse Executive for his reasonable legal fees and costs incurred in retaining legal counsel of his choice to prepare this Agreement.

1.5           Unemployment. The Parties agree that Executive’s reason for leaving was a mutually-agreed upon resignation.  The Company will not contest Executive’s application for unemployment and will not appear at any hearing.

1.6           Termination of Benefits.  Executive’s participation in the Company’s benefit plans and programs will end either (a) on the Separation Date, or (b) on the last day of the month in which the Separation Date fell, if so provided in the applicable benefit plan or program.  Executive’s rights under any benefit plans in which he may have participated will be determined in accordance with the written plan documents governing those plans.

Article 2.     Executive’s Obligations

2.1           Authority.  Executive represents and warrants that he has all necessary authority to enter into this Agreement (including, on behalf of his marital community) and that Executive has not transferred any interest in any claims to his spouse or any third party.

2.2           No Additional Compensation or Benefits.  Executive expressly acknowledges and agrees that he has no claims or entitlement to additional compensation or benefits of any kind from the Company, past, present or future, except as set out in this Agreement.

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2.3           Representations Regarding Employment Status.  Executive understands that his Separation Date is the date that employment with the Company ended.  Executive understands that he is not authorized to represent himself as affiliated in any way with the Company after this date, even if Executive received separation payments after the Separation Date.

2.4           References.  Executive agrees to instruct all prospective employers to direct requests for references to the Company’s Chief Executive Officer.  However, Executive agrees and acknowledges that the Company may state that its policy is to provide only dates of employment, current or last position held, and (with appropriate written authorization from Executive) current or last compensation level.  Executive hereby consents to the release of that information.  The Company also agrees to provide a positive reference letter no later than the Separation Date.

2.5           Return of Property.  Consistent with Paragraph 12 of his Employment Agreement, no later than thirty (30) days after his Separation Date, Executive agrees to return to the Company all of the Company’s property in his possession or under his control.  Paragraph 12 shall be incorporated by reference as if fully set forth herein.

2.6           Cooperation Regarding Other Claims; Preservation of Privilege.  If any claim is asserted by or against the Company as to which he has relevant knowledge, Executive will reasonably cooperate with the Company in the prosecution or defense of that claim by providing truthful information and testimony as reasonably requested by the Company.  Executive will also continue to respect and preserve the attorney-client privilege and work product doctrine as to those legal matters to which he was privy during employment.  If the Company requires Executive’s assistance following the Separation Date, Executive shall be compensated for his time at an hourly rate equivalent to his salary at the time of the Separation Date.

2.7           Confidential Information; Inventions.  Except as required by law or directed in writing by the Company, Executive agrees that following the Separation Date, he will comply with Paragraph 8 (“Confidential Information”) and Paragraph 10 (“Inventions”) of his Employment Agreement.  Executive acknowledges that Paragraphs 8 and 10 impose continuing obligations that survive separation from employment, and that those paragraphs shall be incorporated by reference as if fully set forth herein.

2.8           Waiver and Release.

(a)           Executive hereby releases and forever discharges any and all of the “Released Parties” (defined below) from any and all claims of any kind, known or unknown, suspected or unsuspected, that arose on or before the date that he/she signed this Agreement, including without limitation, claims for:

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wrongful termination or constructive discharge, including claims based on violation of public policy or an implied covenant of good faith and fair dealing; breach of agreements, representations, policies or practices related to Executive’s relationship with any Released Party; or based on any legal obligation owed by any Released Party;

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violation of federal, state, or local laws, ordinances, or executive orders prohibiting discrimination, harassment or retaliation, or requiring accommodation, on the basis of race, ancestry, creed, color, religion, national origin, pregnancy, childbirth or related medical conditions, families with children, sex, genetic information, marital status, sexual orientation, gender expression or gender identity, political ideology, age, honorably discharged veteran or military status, sensory, physical, or mental impairment, criminal convictions, or other legally protected characteristic or activity;

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•	wages (including overtime pay) or compensation of any kind (including attorney’s fees or costs) to the fullest extent permitted by law;

•	violation of federal, state, or local laws or ordinances requiring leave, paid or unpaid, and prohibiting interference or retaliation for exercising such leave rights;

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tortious interference with contract or expectancy; fraud or negligent misrepresentation; breach of privacy, defamation or libel; intentional or negligent infliction of emotional distress; unfair labor practices; breach of fiduciary duty;

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violation of the New York State Human Rights Law, the New York Labor Law (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation and all provisions regulating wage and hour law), the New York Civil Rights Law, Section 125 of the New York Workers’ Compensation Law, the New York City Human Rights Law, all of the respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released, including any and all amendments to the above, to the fullest extent permitted by law;

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violation of the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA); the Fair Labor Standards Act (FLSA); the Labor Management Relations Act (LMRA); the Executive Polygraph Protection Act; the Racketeer Influenced and Corrupt Organizations Act (RICO); the Electronic Communications Privacy Act; the Uniform Services Employment and Re-Employment Rights Act (USERRA); the Civil Rights Act of 1964; Title VII; Sections 1981 through 1988 of Title 42 of the United States Code; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Lilly Ledbetter Fair Pay Act; the Genetic Information Nondiscrimination Act of 2008 (GINA); the Americans with Disabilities Act of 1990 (ADA); the federal Family and Medical Leave Act of 1993 (FMLA); the Worker Adjustment and Retraining Notification Act (WARN); the Occupational Safety and Health Act (OSHA); the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974 (ERISA); the National Labor Relations Act (NLRA); the Immigration Reform and Control Act (IRCA); including any and all amendments to the above, to the fullest extent permitted by law;

•	the Age Discrimination in Employment Act of 1967 (ADEA); the Older Workers Benefit Protection Act (OWBPA);

•	violation of all similar federal, state and local laws, to the fullest extent permitted by law ; and

•	Claims arising under the Employment Agreement or any other agreement, contract, understanding or promise between Executive and the Company, other than this Agreement.

(b)           This Agreement does not affect Executive’s rights, if any, to receive 401(k) benefits, medical plan benefits, unemployment compensation or workers’ compensation benefits, nor does it release any claims or rights which as a matter of law cannot be waived.

(c)           “Released Party” or “Released Parties” means Volt Information Services, Inc. and its subsidiaries and affiliates (including any partnerships or joint ventures), and with respect to each such entity, all past, present and future employees, managers, supervisors, fiduciaries, directors, officers, owners, shareholders, partners, members, representatives, agents, contractors, attorneys, assigns, insurers, whether acting in their individual or official capacities, and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this paragraph; and with respect to each such entity and individual, all predecessors, successors and assigns.

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(d)           Except as may be required by subpoena, court order, or other force of law, Executive agrees not to assist any individual or entity in commencing or prosecuting any action or proceeding against any Released Party connected to any and all matters arising from any event that has occurred up to the date that Executive signed this Agreement.

(e)           Executive understands that he is releasing potentially unknown claims, and that he has limited knowledge with respect to some of the claims being released.  Executive acknowledges that there is a risk that, after signing this Agreement, he may learn information that might have affected Executive’s decision to enter into this Agreement.  Executive assumes this risk and all other risks of any mistake in entering into this Agreement.  Executive acknowledges that this Agreement and the release and discharge contained herein are fairly and knowingly made.  Executive is giving up all rights and claims of any kind, known or unknown, except for the rights specifically given in this Agreement.

2.9           Indemnification.  Executive agrees to indemnify and hold Released Parties harmless from and against all losses, costs, damages or expenses, including, without limitation, reasonable attorney’s fees incurred, arising out of a breach of Paragraph 2.8 of this Agreement.  As a material part of this Agreement, Executive represents and warrants that there are presently no claims or potential claims that are capable of being asserted against the Released Parties which he has not asserted or which could be asserted on his behalf or on behalf of his marital community.

2.10           Affirmations.

(a)           Executive understands that the Company may deduct lawful and authorized deductions and withholdings, including federal and any state taxes, from payments made under this Agreement.  The Company makes no representations as to the tax consequences to Executive.

(b)           Executive affirms that he has disclosed any workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under federal, state, or local laws, including family or medical leave, paid sick or safe leave, or any other leave mandated by law.

(c)           Executive affirms that, without subpoena or other lawful order, he will not, except at the Company’s request, testify in any judicial or administrative proceedings to which any Released Party is a party regarding any matter involving the affairs of any Released Party of which Executive has knowledge. Nothing in this Agreement precludes Executive from filing a charge or complaint with an appropriate governmental agency.

Article 3.     Older Workers’ Benefit Protection Act Provisions

In accordance with the requirements of the Older Workers’ Benefit Protection Act, Executive expressly acknowledges the following:

3.1           Independent Legal Counsel.  Executive is advised and encouraged to consult with an attorney before signing this Agreement.  Executive acknowledges that, if he/she desired to consult an attorney, he/she had an adequate opportunity to do so.

3.2           Consideration Period.  Executive has twenty-one (21) calendar days from the date the original Agreement was given to him January 15, 2015 to consider this Agreement before signing it.  Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration period.  The twenty-one (21) day period expires on February 5, 2015.  Executive may use as much or as little of this twenty-one (21) day period as he wishes before signing.  If Executive does not sign and return this Agreement within this twenty-one (21) day period, it will not become effective or enforceable, and Executive will not receive the benefits described in this Agreement.

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3.3           Revocation Period and Effective Date.  Executive has seven (7) calendar days after signing this Agreement to revoke it.  To revoke this Agreement after signing it, Executive must deliver a written notice of revocation to the Company’s Chief Executive Officer before the seven (7) day period expires.  This Agreement shall not become effective until the eighth (8th) calendar day after Executive signs it (“Effective Date”).  If Executive revokes this Agreement, it will not become effective or enforceable, and he will not receive the benefits described in this Agreement.

3.4           Acceptance.  Executive agrees and accepts this Agreement.  Executive acknowledges that he has not signed this Agreement relying on anything not set out herein.  Executive acknowledges that if he is signing this before February 5, 2015 he has decided not to wait for the full twenty-one (21) day period, even though he has the right to do so.

Article 4.     General Provisions

4.1           Non-Admission.  This Agreement shall not be construed as an admission by Executive or any Released Party of any liability, breach of any agreement, or violation of any statute, law or regulation, nor shall it be construed as an admission of any deficient performance or breach of any professional obligation.

4.2           Governing Law.  This Agreement is governed by the laws of the State of New York that apply to contracts executed and to be performed entirely within the State of New York without giving effect to the rules governing the conflicts of laws, and without the aid of any canon, custom, or rule of law requiring construction against the drafter, and regardless of whether a party changes domicile or residence.

4.1           Dispute Resolution.  The Parties agree to resolve any disputes arising out of this Separation Agreement under the dispute resolution process set forth in Paragraph 13 of the Employment Agreement, which provisions shall be incorporated by reference as if fully set forth herein.

4.3           Section 409A.  The Parties intend that this Agreement, to the extent possible, will be administered in accordance with Internal Revenue Code Section 409A (“Section 409A”) and the Treasury Regulations issued thereunder, and will be interpreted in a manner so that no payments made to Executive under this Agreement constitute a deferral of compensation or, if so, will constitute a deferral for which the payment and other terms are compliant with Section 409A so as to avoid imposition of any additional tax to Executive under Section 409A.  The Company makes no representation or warranty as to the compliance with Section 409A and shall have no liability to Executive or any other person for any adverse consequences arising under Section 409A.

4.4           Successors and Assigns.  Executive’s obligations will bind his heirs, successors, and assigns, to the benefit of the Company.  The Company shall have the right to assign this Agreement to any of the Company’s successors, assigns, or affiliates or to any entity that, directly or indirectly, is in control of, is controlled by, or is under common control with the Company.  This Agreement shall be binding upon the successors and permitted assigns of the Company.

4.5           Headings; Definitions.  The headings in the Agreement are for convenience only and shall not affect the meaning of the terms as set out in the text.  Any capitalized terms not defined in this Agreement will have the meaning assigned to those terms in the Employment Agreement.

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4.6           Attorney’s Fees.  In any dispute involving this Agreement, each Party shall be responsible for their own attorney’s fees and costs.

4.7           Severability.  It is further understood and agreed that if any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable.

4.8           Complete Agreement.  This Agreement represents and contains the entire understanding between the Parties in connection with the subject matter of this Agreement.  This Agreement supersedes the Employment Agreement except to the extent that this Agreement specifically references and incorporates Paragraphs 8, 10, 12 and 13 into this Agreement.  It is expressly acknowledged and recognized by all Parties that there are no oral or written collateral agreements, understandings or representations between the Parties other than as contained in this document.  Any modifications to this Agreement must be in writing and signed by both Parties to be effective.

4.9           Counterparts.  This Agreement may be executed in duplicate originals, each of which is equally admissible in evidence, and each original shall fully bind each party who executed it.  An e-mailed or facsimile copy of the signature may be submitted as proof of execution; however, Executive shall send the original executed agreement by U.S. Mail to the Company’s Chief Executive Officer no later than three (3) days after signature.

This Agreement consists of seven pages, not including any exhibits.

/s/ James Whitney Mayhew	1/16/15
JAMES WHITNEY MAYHEW	Date

Agreed by VOLT INFORMATION SERVICES, INC.

/s/ James Whitney Mayhew		1/16/15
By:	Ronald Kochman	Date
Its:	CEO

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